Exhibit 99.1

Regulus Therapeutics Reports Third Quarter 2023 Financial Results and Recent Updates

Announced positive topline data from the first cohort of patients in Phase 1b Multiple-Ascending Dose (MAD) Clinical Trial of RGLS8429 for the Treatment of Autosomal Dominant Polycystic Kidney Disease (ADPKD)

Completed enrollment in the second cohort of the Phase 1b MAD Clinical Trial of RGLS8429 for the Treatment of ADPKD

First patient dosed in the third cohort of the Phase 1b MAD Clinical Trial of RGLS8429 for the Treatment of ADPKD

SAN DIEGO, November 9, 2023 – Regulus Therapeutics Inc. (Nasdaq: RGLS), a biopharmaceutical company focused on the discovery and development of innovative medicines targeting microRNAs (the “Company” or “Regulus”), today reported financial results and provided a corporate update for the third quarter ended September 30, 2023.

“This has been yet another exciting quarter for Regulus as our Phase 1b MAD study of RGLS8429 for the treatment of ADPKD continues to advance. In September, we announced positive topline data for the first cohort. We have since completed enrollment in our second cohort, and, in addition, we dosed the first patient in the third cohort in early November,” said Jay Hagan, CEO of Regulus. “We enjoyed having the opportunity to describe the unique mechanism and benefits of RGLS8429 during our investor event that took place on September 6th. I want to extend another big thank you to Drs. Peter Harris, Tim Kline, Vishal Patel, and Alan Yu for their participation and insight. We remain focused on our goal of bringing life-changing therapeutics to patients with orphan kidney diseases, and we are looking forward to continuing to share study and data updates as they become available, including cohort two topline data in the first quarter of 2024.”

Program Updates

RGLS8429 for ADPKD: The Company held a virtual R&D Day on September 6, 2023, where the executive team joined academic leaders in ADPKD to discuss RGLS8429 along with the current unmet need in ADPKD, the role of genetics and polycystin in driving disease pathology, and the historical preclinical and clinical data that support targeting miR-17 as a therapeutic approach.

In September 2023, the Company announced the completion of enrollment of the second cohort in the Phase 1b MAD study of RGLS8429 for the treatment of ADPKD. The Phase 1b MAD study is a double-blind, placebo-controlled trial evaluating the safety, tolerability, pharmacokinetics and pharmacodynamics of RGLS8429 in adult patients with ADPKD. The study will evaluate RGLS8429 treatment across three different dose levels, including measuring changes in polycystins, height-adjusted total kidney volume, cyst architecture, and overall kidney function. The second cohort is being dosed at 2 mg/kg of RGLS8429 or placebo every other week for three months.

The Company also shared positive topline data from the first cohort of patients in the phase 1b MAD study, in which patients were dosed at 1 mg/kg of RGLS8429 or placebo every other week for three months. Results showed increases in both PC1 and PC2 biomarkers. The mean PC1 level increase was statistically significant, with 36-41% increases at days 85 and 86 (n=9) compared to baseline. Numeric increases in PC2 levels were also observed, although not statistically significant.

In October 2023, the Company announced that, after a review of all available safety data in cohort two, it advanced to the third cohort in the Phase 1b MAD study. Shortly after, in November 2023, the Company announced dosing of the first patient in the third cohort. Patients in the third cohort are being dosed at 3mg/kg of RGLS8429 or placebo every other week for three months.

Financial Results

Cash, Cash Equivalents and Marketable Securities: As of September 30, 2023, the Company had $30.8 million in cash, cash equivalents and short-term investments.

Research and Development (R&D) Expenses: Research and development expenses were $5.5 million and $15.4 million for the three and nine months ended September 30, 2023, respectively, compared to $5.3 million and $13.7 million for the same periods in 2022, respectively. These amounts reflect internal and external costs associated with advancing our pipeline.

General and Administrative (G&A) Expenses: General and administrative expenses were $2.6 million and $7.4 million for the three and nine months ended September 30, 2023, respectively, compared to $2.3 million and $7.6 million for the same periods in 2022, respectively. These amounts reflect personnel-related and ongoing general business operating costs.

Net Loss: Net loss was $7.8 million, or $0.40 per share (basic and diluted), and $22.0 million, or $1.19 per share (basic and diluted), for the three and nine months ended September 30, 2023, respectively, compared to $7.6 million, or $0.50 per share (basic and diluted), and $21.5 million, or $1.46 per share (basic and diluted), for the same periods in 2022.

About ADPKD

Autosomal Dominant Polycystic Kidney Disease (ADPKD), caused by mutations in the PKD1 or PKD2 genes, is among the most common human monogenic disorders and a leading cause of end-stage renal disease. The disease is characterized by the development of multiple fluid filled cysts primarily in the kidneys, and to a lesser extent in the liver and other organs. Excessive kidney cyst cell proliferation, a central pathological feature, ultimately leads to end-stage renal disease in approximately 50% of ADPKD patients by age 60. Approximately 160,000 individuals are diagnosed with the disease in the United States alone, with an estimated global prevalence of 4 to 7 million.

About RGLS8429

RGLS8429 is a novel, next generation oligonucleotide for the treatment of ADPKD designed to inhibit miR-17 and to preferentially target the kidney. Administration of RGLS8429 has shown robust data in preclinical models, where clear improvements in kidney function, size, and other measures of disease severity have been demonstrated along with a superior pharmacologic profile in preclinical studies compared to Regulus’ first-generation compound, RGLS4326. Regulus announced completion of the Phase 1 SAD study in September 2022. The Phase 1 SAD study demonstrated that RGLS8429 has a favorable safety and PK profile. RGLS8429 was well-tolerated with no serious adverse events reported and plasma exposure was approximately linear across the four doses tested and is similar to the PK data from the first-generation compound. In the Phase 1b MAD study Regulus announced both top line data from the first cohort of patients, and completion of enrollment for the second cohort of patients in September 2023. After review of all available safety data, Regulus has advanced to the third cohort where dosing has begun, and patients will receive 3 mg/kg of RGLS8429 or placebo every other week for three months.

About Regulus

Regulus Therapeutics Inc. (Nasdaq: RGLS) is a biopharmaceutical company focused on the discovery and development of innovative medicines targeting microRNAs. Regulus has leveraged its oligonucleotide drug discovery and development expertise to develop a pipeline complemented by a rich intellectual property estate in the microRNA field. Regulus maintains its corporate headquarters in San Diego, CA.

Forward-Looking Statements

Statements contained in this presentation regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the Company’s RGLS8429 program, the expected timing for initiating clinical studies, potentially achieving therapeutic efficacy and clinical translation for ADPKD patients, the expected timing for reporting topline data, the timing and future occurrence of other preclinical and clinical activities and the expected length of our cash runway. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Regulus’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the approach we are taking to discover and develop drugs is novel and may never lead to marketable products, preliminary or initial results may not be indicative of future results, preclinical and clinical studies may not be successful, risks related to regulatory review and approval, risks related to our reliance on third-party collaborators and other third parties, risks related to intellectual property, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and in the endeavor of building a business around such drugs, and the risk additional toxicology data may be negative and our need for additional capital. These and other risks are described in additional detail in Regulus’ filings with the Securities and Exchange Commission, including under the “Risk Factors” heading of Regulus’ most recently filed quarterly report on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. Regulus undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations Contact:

Cris Calsada

Chief Financial Officer

858-202-6376

ccalsada@regulusrx.com

Media Contact:

Sarah Sutton

Argot Partners

212-600-1902

regulus@argotpartners.com

Regulus Therapeutics Inc.

Selected Financial Information

Condensed Statement of Operations

(In thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Operating expenses:
Research and development	5,488	5,310	15,389	13,697
General and administrative	2,637	2,253	7,420	7,610

Total operating expenses	8,125	7,563	22,809	21,307

Loss from operations	(8,125)	(7,563)	(22,809)	(21,307)
Other income (expense), net	301	12	834	(220)

Loss before income taxes	(7,824)	(7,551)	(21,975)	(21,527)
Income tax expense	—	—	(1)	(1)

Net loss	$(7,824)	$(7,551)	$(21,976)	$(21,528)

Other comprehensive loss:
Unrealized gain (loss) on short-term investments, net	—	5	—	(31)

Comprehensive loss	(7,824)	(7,546)	(21,976)	(21,559)

Net loss per share, basic and diluted	$(0.40)	$(0.50)	$(1.19)	$(1.46)

Weighted average shares used to compute basic and diluted net loss per share:	19,628,815	14,969,574	18,535,209	14,727,591

	September 30, 2023	December 31, 2022
Cash, cash equivalents and short-term investments	$30,782	$39,160
Total assets	37,747	46,716
Term loan, less debt issuance costs	2,128	4,511
Stockholders’ equity	28,259	33,291